As filed with the Securities and Exchange Commission on July 14, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energy Partners, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	72-1409562
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

504-569-1875

(Address, including zip code, and telephone number, including area code of registrant’s principal executive office)

Energy Partners, Ltd. 2009 Long-Term Incentive Plan

(Full title of the plan)

John H. Peper

Executive Vice President, General Counsel and Corporate Secretary

201 St. Charles Ave., Suite 3400

New Orleans, Louisiana 70170

(504) 569-1875

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Mark Metts

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002-2712

(832) 239-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.001 per share	1,237,000	$15.225	$18,833,325	$2,187

(1)	Represents maximum number of shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), issuable pursuant to the Energy Partners, Ltd. 2009 Long-Term Incentive Plan, as amended from time to time (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), as amended, this registration statement also covers additional shares of the Registrant’s Common Stock issuable under the Plan set forth herein that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(3)	Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 12, 2011, within five business days prior to filing.

PART I

This Registration Statement on Form S-8 is being filed by Energy Partners, Ltd., a Delaware corporation (the “Registrant” or “Company”), for the purpose of registering an additional 1,237,000 shares of common stock, par value $0.001 per share, of the Registrant under the Energy Partners, Ltd. 2009 Long-Term Incentive Plan, as amended from time to time (the “Plan”). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of its Registration Statement on Form S-8, Registration No. 333-162185, relating to the Plan, except that the provisions contained in Part II of such earlier Registration Statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of Delaware (the “DGCL”), Section 9.1 of the Company’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of the Company’s directors to the fullest extent permitted by the DGCL. Section 145 of the DGCL gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and authorizes the corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

Article 8 of the Company’s By-Laws provides that it shall indemnify every person who is or was a director or officer or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the full extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted prior to such amendment). Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company has procured insurance for the purpose of substantially covering its future potential liability for indemnification under the DGCL as discussed above and certain future potential liability of individual directors or officers incurred in their capacity as such which is not subject to indemnification.

The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide that the Company will indemnify and keep indemnified the indemnitee to the fullest extent authorized by Section 145 of the DGCL as it may be in effect from time to time from and against any expenses (including expenses of investigation and preparation and reasonable fees and disbursements of legal counsel, accountants and other experts), judgments, fines and amounts paid in settlement by the indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not the cause of action, suit or proceeding incurred before or after the date of the indemnification agreements.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Energy Partners, Ltd. 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-8 (File No. 333-162185) filed on September 29, 2009).

4.2	First Amendment to the Energy Partners, Ltd. 2009 Long-Term Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement, Schedule 14A (File No. 001-16179) filed on April 15, 2011).

5.1*	Opinion of Jones Day.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of UHY LLP.

23.4*	Consent of Jones Day (included in Exhibit 5.1).

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Ryder Scott Company, L.P.

24.1*	Powers of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 14th day of July, 2011.

Energy, Partners, Ltd.

By:	/s/ Gary C. Hanna
	Name:	Gary C. Hanna
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary C. Hanna and John H. Peper, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary C. Hanna	Chief Executive Officer, President and Director (Principal Executive Officer)	July 14, 2011
Gary C. Hanna

/s/ Tiffany J. Thom	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 14, 2011
Tiffany J. Thom

/s/ David P. Cedro	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	July 14, 2011
David P. Cedro

/s/ Charles O. Buckner	Director	July 14, 2011
Charles O. Buckner

/s/ Scott A. Griffiths	Director	July 14, 2011
Scott A. Griffiths

Signature	Title	Date

/s/ Marc McCarthy	Director, Chairman of the Board	July 14, 2011
Marc McCarthy

/s/ Steven J. Pully	Director	July 14, 2011
Steven J. Pully

/s/ William F. Wallace	Director	July 14, 2011
William F. Wallace

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1	Energy Partners, Ltd. 2009 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-8 (Registration No. 333-162185) filed on September 29, 2009).

4.2	Energy Partners, Ltd. First Amendment to the Plan (Incorporated herein by reference to Appendix A to the Registrant’s Form Schedule 14A (Commission No. 001-16179) filed on April 15, 2011).

5.1*	Opinion of Jones Day.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of UHY LLP.

23.4*	Consent of Jones Day (included in Exhibit 5.1).

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Ryder Scott Company, L.P.

24.1*	Powers of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith